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                                                                   EXHIBIT 99.7

                [Letterhead of Deutsche Banc Alex. Brown Inc.]

   We hereby consent to (i) the inclusion of our opinion letter, dated as of December 13, 2001, to the Board of Directors of Price Communications Corporation as Annex G to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY - Opinions of Price Communications' Financial Advisors", "THE VERIZON TRANSACTIONS - Background of the Verizon Transactions", "THE VERIZON TRANSACTIONS - Recommendation of the Price Communications Board; Reasons for the Verizon Transactions" and "OPINIONS OF FINANCIAL ADVISORS - Opinion of Deutsche Banc Alex. Brown Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          /s/  DEUTSCHE BANC ALEX. BROWN INC.

February 7, 2002